RP FINANCIAL, LC.	Exhibit 23.3
Financial Services Industry Consultants

May 11, 2005

Boards of Directors

United Mutual Holding Company

United Financial Bancorp, Inc.

United Bank

95 Elm Street

West Springfield, Massachusetts 01089

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form MHC-2, and any amendments thereto, for United Financial Bancorp, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings, and the Registration Statement on Form S-1, and any amendments thereto, including the prospectus of United Financial Bancorp, Inc.

Sincerely,
RP FINANCIAL, LC.

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